Exhibit 2(p)

Form of Agreement Regarding Initial Capital

MERCANTILE LONG-SHORT MANAGER FUND LLC
Two Hopkins Plaza
Baltimore, MD 21201

•, 2005

Mercantile Long-Short Manager Master Fund LLC
Two Hopkins Plaza
Baltimore, MD 21201

Ladies and Gentlemen:

     Mercantile Long-Short Manager Fund LLC hereby offers to purchase interests in Mercantile Long-Short Manager Master Fund LLC (the “Company Interest”) for an aggregate price of one hundred thousand ($100,000.00) dollars. This letter will confirm that Mercantile Long-Short Manager Fund LLC is purchasing the Company Interest for its own account for investment purposes only and not with a view to reselling or otherwise distributing such shares.

Sincerely,

MERCANTILE LONG-SHORT MANAGER
FUND LLC

By:

Name:
Title:

ACCEPTED AND AGREED:

MERCANTILE LONG-SHORT MANAGER
MASTER FUND LLC

By:

Name:
Title: